Exhibit 10.5

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

FIRST AMENDMENT

to

API SUPPLY AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) is entered into by and between Nabriva Therapeutics Ireland DAC, with a principal place of business at Suite 510, Regus Dublin Airport, Skybridge House Dublin Airport, Swords, County Dublin, Ireland (“Nabriva”), and Hovione Limited, (“Hovione”). All capitalized terms not defined in this Amendment shall have the same meaning as set forth in the Agreement (defined below).

WHEREAS, Nabriva and Hovione are parties to that certain API Supply Agreement dated November 23, 2018 (“Agreement”);

WHEREAS, Parties agree and acknowledge that during the calendar year of 2020 Nabriva ordered from Hovione 750kg of API, pursuant to the Agreement, resulting in the failure to purchase its Minimum Annual Commitment of 1,500kg of API per annum in the calendar year of 2020 (the “Shortfall”) and the applicability of remedies as set forth in Section 5.4 and otherwise in accordance with the terms and conditions of the Agreement.

WHEREAS Nabriva issued to Hovione, on May 1st, 2021, the purchase order #1910 relating to an order of 750 kg [**] of API in accordance with the Agreement with a scheduled delivery of [**] (the “PO #1910”); and Nabriva has paid to Hovione the amount of [**] EUR in relation to PO #1910 and in accordance with Section 6.8 of the Agreement.

WHEREAS, the Parties wish to cancel the PO#1910, agree on certain understandings in relation to the Shortfall and to make certain amendments to the Agreement as set forth herein and wish to make such understandings and amendments effective as of 4th of August 2021 (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.As of the Amendment Effective Date the following understanding shall be applicable in relation to the Shortfall:
a.As a remedy to the Shortfall as described herein, Parties agree as follows: (i) Nabriva shall pay Hovione the amount of [**] EUR as consideration for the Shortfall within [**] from invoice, to be issued by Hovione to Nabriva on execution of this Amendment and otherwise in accordance with Section 6.9 of the Agreement; (ii) Hovione retains the amount of [**] EUR paid by Nabriva in relation to PO #1910 (now cancelled per below) as consideration for the Shortfall; and (iii) Parties agree to the differing commercial terms and conditions as set forth in this Amendment.
b.Hovione hereby waives any claim or remedy it would otherwise have under the Agreement in respect to the Shortfall, such waiver being conditional upon Nabriva’s compliance with the terms and conditions of this Amendment and the Agreement, including without limitation payment of amounts set forth in Section 1(a), compliance with the Minimum Annual Commitment for the remainder of the Initial Term (as amended) and compliance with its royalty payment obligations as set forth herein. For the avoidance of doubt, such conditional waiver by Hovione of remedies it would otherwise have under the Agreement shall be considered applicable only to the Shortfall and nothing herein shall be construed as a waiver of any rights of Hovione for any eventual future failure by Nabriva to purchase API in accordance with the then applicable Minimum Annual Commitment.
c.In addition to the above, Parties agree as follows: (i) PO#1910 is hereby revoked and cancelled by mutual agreement of the Parties; (ii) Nabriva shall issue a new purchase order subject to the terms and conditions of the Agreement for any such required quantities of API to be delivered in Calendar Year [**], with new delivery date to be agreed in good faith by the Parties, which shall occur no earlier than the [**] (“New PO”); (iii) any amounts previously paid in respect of PO #1910 Campaign shall be deemed as payments as consideration for the Shortfall (as described above) and for the avoidance of doubt the New PO  shall be due in full by Nabriva in respect of any quantities of API ordered, without any deduction of the amount of [**] USD paid in relation to PO #1910. Parties further agree that the first installment of the New PO shall be invoiced by Hovione on or after [**] in accordance with the terms of the New PO, this Amendment and otherwise in accordance with Section 6.8 of the Agreement
2.As of the Amendment Effective Date include the following definitions to section 1 of the Agreement:

“Event of Default” has the meaning as set forth in Section 16.3.”

“Royalty” has the meaning as set forth in Section 6.11.”

3.As of the Amendment Effective Date delete section 1.18 of the Agreement (“Minimum Annual Commitment”) in its entirety and replace with the following:

“Minimum Annual Commitment” means NABRIVA’s minimum amount of API that it has agreed to purchase from HOVIONE under this Agreement, which is 750kg per annum for the first year of the Initial Term (as defined in Section 16.1 hereof), 1,500kg for the subsequent year of the Initial Term (i.e. 2020) and thereafter in accordance with the following schedule:

Year	Minimum Annual Commitment (kg)
2021	0
2022	750
2023	750
2024	750
2025	1,125
2026	1,125
2027	1,125
2028	1,125
2029	1,125
2030	1,125

4.As of the Amendment Effective Date include the following as section 6.11 of the Agreement (Royalty):

“Royalty. In addition to any other payments that may be due from Nabriva to Hovione in accordance with this Agreement, Nabriva shall pay Hovione royalties equal to [**]% of total net  sales of Xenleta® (or any finished product containing API) in the United States of America during the Initial Term (“Royalty”). Hovione shall invoice such Royalty amounts quarterly and Nabriva shall pay Hovione such amounts owed in accordance with the terms and conditions of Section 6.9. The aggregate Royalty amount paid or payable from Nabriva to Hovione during the Initial Term shall not be less than four million (4,000,000) EUR or more than ten million (10,000,000) EUR. In the event that the aggregate Royalty payments during the Initial Term are less than four million (4,000,000) EUR, Hovione shall be entitled to invoice on the last day of the Initial Term or thereafter the value of any such Royalty shortfall in a lump sum payment. Nabriva shall: (i) notify Hovione quarterly of Nabriva’s net sales of Xenleta® (or any finished product containing API) in the United States of America within [**] from the end of the then applicable quarter; and (ii) upon at least [**] prior written notice to Nabriva and during Nabriva’s normal business hours and for no longer than [**] in duration, allow Hovione and/or an independent third-party auditor appointed by Hovione (who are subject to confidentiality obligations no less restrictive than those set forth in the Agreement) to inspect (and upon request, Nabriva will supply copies of) reasonably needed relevant records and/or financial data reasonably sufficient to demonstrate Nabriva’s net sales of Xenleta® (or any finished product containing API) in the United States of America during the Initial Term. Any information observed by Hovione and/or its appointed third-party auditor during such audits will be construed as Nabriva’s Confidential Information and maintained as confidential pursuant to Section IV of the Agreement), If any such audit by an independent third-party auditor, specified in sub-paragraph (ii) of the preceding sentence, reveals and certifies that Nabriva incorrectly notified to Hovione net sales of Xenleta® (or any finished product containing API) in the United States of America then, in addition to the Royalty set forth herein, Nabriva shall pay Hovione: (A) a penalty equal to [**] times the Royalty amount corresponding to the difference between the actual and the notified net sales of Xenleta® (or any finished product containing API) in the United States of America; and (B) all reasonable costs and expenses incurred by Hovione in the conduct of such audit (including, without limitation, any costs incurred with an independent third-party auditor).”

5.As of the Amendment Effective Date delete section 16.1 of the Agreement (Term) in its entirety and replace with the following:

“This Agreement shall become effective and remain in effect for a period of twelve (12) years from the Effective Date (the “Initial Term”) and, unless either of the Parties gives written notice of non-renewal at least two (2) years prior to the end of the Initial Term (or any renewal term), this Agreement shall be renewed for consecutive terms of two (2) years.”

6.As of the Amendment Effective Date delete section 16.3 of the Agreement (Insolvency) in its entirety and replace with the following:

“Either Party may terminate this Agreement immediately in its entirety if the other Party files a petition of bankruptcy, is adjudged bankrupt, ceases for any reason to carry on business relevant to the Agreement, takes advantage of any insolvency act, executes a bill of sale, deed of trust, or assignment for the benefit of creditors, or has a receiver or manager appointed in respect of all or any part of its assets (which appointment will not be vacated within [**] after filing) or enters into liquidation (each an “Event of Default”). If any Event of Default occurs with respect to Nabriva, all outstanding Minimum Annual Commitments in the Initial Term and/or any unpaid Royalty amount, if any, shall automatically be and become immediately due and payable, in each case without notice, demand or further act of Hovione.

7.Nabriva and Hovione each hereby confirm and ratify, except for the sections of the Agreement specifically amended hereunder, all of the terms, conditions and provisions of the Agreement, which remain and shall remain in full force and effect as of the Effective Date. This Amendment shall hereafter be incorporated into and deemed part of the Agreement and any future reference to the Agreement shall include the terms and conditions of this Amendment.
8.This Amendment shall be governed by, and construed in accordance with, the laws which govern the Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed by their respective officers or other representatives duly authorized. This Amendment shall be effective as of the Amendment Effective Date.

Nabriva Therapeutics Ireland DAC		Hovione Limited

By:	/s/ Dan Dolan	By:	/s/ Jean-Luc Herbeaux

Print Name:	Dan Dolan	Print Name:	Jean-Luc Herbeaux

Title:	Director	Title:	Chief Operating Officer

By:	/s/ Rob Crotty	By:	/s/ Marco Gil

Print Name:	Rob Crotty	Print Name:	Marco Gil

Title:	General Counsel	Title:	VP Sales